Exhibit 99.1

John Tietjen	Edward Nebb/Seth Linden
Chief Financial Officer	Investor Relations/Media Relations
Sterling Bancorp	Dukas Public Relations
john.tietjen@sterlingbancorp.com	seth@dukaspr.com
212.757.8035	212.704.7385, Ext. 104
STERLING BANCORP TO PRESENT AT KEEFE BRUYETTE & WOODS
REGIONAL BANK CONFERENCE
New York, N.Y., February 13, 2008 — Sterling Bancorp (NYSE: STL), a financial holding company and the parent company of Sterling National Bank, today announced that President John C. Millman will address the Keefe Bruyette & Woods Regional Bank Conference, taking place on Wednesday, February 27, 2008 at the Langham Hotel in Boston, Massachusetts.
The Sterling Bancorp presentation will commence at 9:30 a.m. Eastern Standard Time and will focus on Sterling’s investment strengths and corporate strategies.
The presentation will be simultaneously webcast and can be accessed at: http://www.kbw.com/news/conference_regional.html. The presentation also will be archived for 60 days and can be accessed via the same web link.
A copy of the Sterling Bancorp investor presentation will be available on the Company’s website, www.sterlingbancorp.com, on February 27, 2008.
About Sterling Bancorp

Sterling Bancorp (NYSE: STL) is a financial holding company with assets of more than $2.0 billion, offering a broad array of banking and financial services products. Its principal banking subsidiary is Sterling National Bank, founded in 1929. Sterling provides a wide range of products and services, including business and consumer loans, commercial and residential mortgage lending and brokerage, asset-based financing, factoring and accounts receivable management, trade financing, equipment leasing, corporate and consumer deposit services, trust and estate administration, and investment management services. The Company has operations in New York, New Jersey and North Carolina and conducts business throughout the U.S.
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